EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of January 16, 2007, between Clarke American Corp., a Delaware corporation (‘‘CAC’’ or the ‘‘Company’’) and Peter A. Fera, Jr. (the ‘‘Executive’’).

WHEREAS, on October 31, 2005, Security Printing, Inc. and CA Investment Corp. (both predecessor companies of CAC, and CA Investment Corp. a wholly owned subsidiary of M&F Worldwide Corp. (‘‘Parent’’)) and the Executive entered into an Employment Agreement (the ‘‘Original Employment Agreement’’) pursuant to which the Executive agreed to serve as Senior Vice President and Chief Financial Officer, effective as of December 15, 2005 (the ‘‘Original Effective Date’’); and

WHEREAS, the Company and the Executive wish to modify the terms of employment set forth in the Original Employment Agreement effective as of the Effective Date (as hereinafter defined).

Accordingly, the Company and the Executive hereby agree as follows:

1.     Employment, Duties and Acceptance.

1.1    Employment, Duties.    The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company as Senior Vice President and Chief Financial Officer or in such other executive position as may be mutually agreed upon by the Company and the Executive, and to perform such other duties consistent with such position as may be assigned to the Executive by the Chief Executive Officer of the Company.

1.2    Acceptance.    The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability, to devote the Executive’s entire business time, energy and skill to such employment, and to use the Executive’s best efforts, skill and ability to promote the Company’s interests. The Executive further agrees to accept election, and to serve during all or any part of the Term, as an officer or director of the Company and of any subsidiary or affiliate of the Company, without any compensation therefor other than that specified in this Agreement, if elected to any such position by the shareholders or by the Board of Directors (the ‘‘Board’’) or of any subsidiary or affiliate, as the case may be.

1.3    Location.    The duties to be performed by the Executive hereunder shall be performed primarily at the offices of the Company in San Antonio, Texas, subject to reasonable travel requirements on behalf of the Company.

2.     Term of Employment; Certain Post-Term Benefits.

2.1    The Term.    This Agreement and the term of the Executive’s employment under this Agreement (the ‘‘Term’’) shall become effective as of January 1, 2007 (the ‘‘Effective Date’’) and will continue for a period of one year (the final date of the one year period being referred to herein as the ‘‘Termination Date’’), subject to earlier termination pursuant to Section 4.

2.2    End-of-Term Provisions.    Prior to the end of the Term, the Company and the Executive shall meet to discuss whether the Term should be extended. The Company shall have the right at any time, however, to give written notice of non-renewal of the Term.

2.3    Non-renewal of Term.    The Term shall end earlier than the Termination Date provided in Section 2.1 or any extended termination date provided in Section 2.2, in either case if sooner terminated pursuant to Section 4. Non-extension of the Term shall not be deemed to be a termination of this Agreement by the Company, and the Executive shall not be entitled to receive severance benefits or any other payment pursuant to this Agreement.

3.     Compensation; Benefits.

3.1    Salary.    As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive a base salary, payable in accordance with the Company’s normal payroll practices, at the annual rate of not less than $350,000 (effective

January 1, 2007) less such deductions or amounts to be withheld as required by applicable law and regulations (the ‘‘Base Salary’’). In the event that the Company, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute ‘‘Base Salary’’ for purposes of this Agreement; provided, that, prior to January 1, 2007, the Base Salary shall be at the same rate as in effect pursuant to the Original Employment Agreement.

3.2    Incentive Compensation.

3.2.1    Annual Bonus.    For fiscal year 2006, the Executive’s bonus, if any, shall be determined by the Board in its sole discretion in accordance with the Company bonus plan in which the Executive participates in effect on the date hereof and the terms of the Original Employment Agreement. Commencing with the 2007 fiscal year, the Executive will be eligible to receive a bonus with respect to 2007 and each later fiscal year ending during the Term computed in accordance with the provisions hereafter. If, with respect to any such fiscal year, the Company achieves ‘‘Consolidated EBITDA’’ (as defined below) of at least the percentage set forth in the table below of its business plan for such fiscal year, such bonus shall be the percentage set forth in the table below of Base Salary with respect to the fiscal year for which the bonus (any such bonus, an ‘‘Annual Bonus’’) was earned:

Percentage of Consolidated EBITDA in Business Plan	Percentage of Base Salary
89.9% and below	Nil
90 – 94.9	67.5%
95 – 99.9	71.25
100 – 105	78.75
105.1 – 110	82.5
110.1 – 115	86.25
115.1 – 120	90
120.1 – 125	93.75
125.1 – 130	97.5
130.1 – 135	101.25
135.1 – 140	105
140.1 – 145	108.75
145.1 and over	112.5

An Annual Bonus if earned in accordance with this Agreement shall be paid no later than the fifteenth day of the third month next following the year with respect to which such bonus was earned, provided that, except as otherwise specifically provided in this Agreement, as a condition precedent to any bonus entitlement the Executive must remain in employment with the Company at the time that the Annual Bonus is paid. Notwithstanding the foregoing, to the extent that Section 162(m) of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), may be applicable, such Annual Bonus shall be subject to, and contingent upon, such shareholder approval as is necessary to cause the Annual Bonus to qualify as ‘‘performance-based compensation’’ under Section 162(m) of the Code and the regulations promulgated thereunder as well as approval of this Section 3.2.1 by the Compensation Committee of Parent’s board of directors.

For the purposes of this Agreement, ‘‘Consolidated EBITDA’’ means for any fiscal year of the Company, consolidated net income for such fiscal year plus, without duplication and to the extent reflected as a charge in the statement of such consolidated net income for such fiscal year, the sum of (i) income tax expense, (ii) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions (to the extent not already captured in interest expense), discounts and other fees and charges associated with indebtedness, (iii) depreciation and amortization expense (excluding amounts of prepaid incentives under customer contracts), (iv) any extraordinary non-cash expenses or losses, (v) any costs and expenses incurred in connection with the acquisition of the Company by Parent or an affiliate, (vi) any auditing, legal, reporting or administrative expenses incurred by the Company in complying with the Sarbanes-Oxley Act of 2002, as amended, or other reporting obligations required by securities laws applicable to publicly traded corporations (except to the extent such expenses are of a type historically charged to the business in the ordinary course), and (vii) all restructuring costs and minus (i) to the extent included in the statement of such consolidated net income for such period, the sum of (a) interest income, (b) any extraordinary or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, gains on the sales of assets outside of the ordinary course of business), and (c) income tax credits (to the extent not netted from income tax expense) and (ii) any cash payments made during such period in respect of items described in clause (iv) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of consolidated net income, all as determined on a consolidated basis, all of the foregoing to be determined by the Board or the Compensation Committee of Parent’s board of directors, as applicable, with a view to consistency with management projections disclosed as presented to Parent in the Confidential Management Presentation dated August 2005. For the purposes of determining compensation milestones for any fiscal year, Consolidated EBITDA will be adjusted by the Board or the Compensation Committee of Parent’s board of directors, as applicable, as appropriate for material acquisitions or dispositions of any business or assets of or by the Company or its subsidiaries for such fiscal year and thereafter.

3.2.2    Long Term Incentive Plan.    During the Term, the Executive shall participate in the Company’s Long Term Incentive Plan (‘‘LTIP’’). The Executive will receive 10% of the ‘‘LTIP bonus pool,’’ as defined in and in accordance with the LTIP (which will include a provision that the LTIP bonus pool will be 20% of Consolidated EBITDA achieved by the Company in excess of the target Consolidated EBITDA). If the Term is extended, the Executive shall participate in a new Long Term Incentive Plan that shall commence after the LTIP ends. Notwithstanding the foregoing, to the extent that Section 162(m) of the Code may be applicable, the LTIP (and any subsequent Long Term Incentive Plan) shall be subject to, and contingent upon, such shareholder approval as is necessary to cause the LTIP to qualify as ‘‘performance-based compensation’’ under Section 162(m) of the Code and the regulations promulgated thereunder.

3.3    Business Expenses.    The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers provided, however, that the maximum amount available for such expenses during any period may be fixed in advance by the Board.

3.4    Vacation.    During the Term, the Executive shall be entitled to a vacation period or periods of four (4) weeks taken in accordance with the vacation policy of the Company during each year of the Term. Vacation time not used by the end of a year shall be forfeited.

3.5    Fringe Benefits.    During the Term, the Executive shall be entitled to all benefits for which the Executive shall be eligible under any qualified pension plan, 401(k) plan, group insurance or other so-called ‘‘fringe’’ benefit plan which Clarke American provides to its executive employees generally.

4.    Termination.

4.1    Death.    If the Executive dies during the Term, the Term shall terminate forthwith upon the Executive’s death. The Company shall pay to the Executive’s estate: (i) any Base Salary earned but not paid; and (ii) a pro rated Annual Bonus based on the number of days of the fiscal year worked by the Executive. The Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement.

4.2    Disability.    If, during the Term the Executive is unable to perform his duties hereunder due to a physical or mental incapacity for a period of 6 months within any 12 month period (hereinafter a ‘‘Disability’’), the Company shall have the right at any time thereafter to terminate the Term upon sending written notice of termination to the Executive. If the Company elects to terminate the Term by reason of Disability, the Company shall pay to the Executive promptly after the notice of termination: (i) any Base Salary earned but not paid, and (ii) a pro rated Annual Bonus based on the number of days of the fiscal year worked by the Executive until the date of the notice of termination, in each case less any other benefits payable to the Executive under any disability plan provided for hereunder or otherwise furnished to the Executive by the Company. The Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement.

4.3    Cause.    The Company may at any time by written notice to the Executive terminate the Term for ‘‘Cause’’ (as defined below) and, upon such termination, this Agreement shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except for any Base Salary earned but not paid prior to such termination. For the purposes of this Agreement, ‘‘Cause’’ means: (i) continued neglect by the Executive of the Executive’s duties hereunder, (ii) conviction of the Executive of any felony or any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates, (iii) willful misconduct by the Executive in connection with the performance of any material portion of the Executive’s duties hereunder, (iv) commission of any act of fraud, personal dishonesty, disloyalty or defalcation, or usurpation of a Company opportunity, (v) any act that has a material adverse effect upon the reputation of and/or the public confidence in the company, or (vi) failure to comply with a reasonable order, policy or rule that constitutes material insubordination.

4.4    Termination by Company without Cause.    If the Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability), the Executive shall receive: (i) as severance pay, an amount equal to 18 months of Base Salary payable ratably in accordance with the Company’s normal payroll practices, (ii) continuation for a 12-month period following the date of termination of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as ‘‘COBRA’’), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the Employee as in effect on the date of termination, (iii) pro-rated Annual Bonus for the year in which termination occurred if the Executive would have been eligible to receive such bonus hereunder (including due to satisfaction by the Company of performance milestones) had the Executive been employed at the time such Annual Bonus is normally paid, which pro-rated Annual Bonus will be paid at the time and in the manner such Annual Bonus is paid to other executives receiving such bonus payment, and (iv) Annual Bonus for the year prior to the year in which the Executive is so terminated if at the time of termination the Executive has earned an Annual Bonus payment for such prior year and has not yet been paid such due to such termination, which prior year Annual Bonus will be paid at the time and in the manner such prior year Annual Bonus is paid to other executives receiving such prior year Annual Bonus. The Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement.

4.5    Termination by Executive.    The Executive is required to provide the Company with 60 days’ prior written notice of termination. Upon termination of employment by the Executive, the Executive shall receive any Base Salary earned but not paid prior to such termination and shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement.

4.6    Release.    Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments, other than payment of any accrued and unpaid Base Salary to which the Executive is entitled under this Section 4 are conditioned upon and subject to the Executive’s execution of a general waiver and release, in such form as may be prepared by the Company, of all claims, except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement.

4.7    Section 409A.    Notwithstanding the foregoing provisions of this Section 4, if any payments or benefits due to the Executive hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. Without limiting the application of the preceding sentence, any payment of money due hereunder which is delayed in order to avoid the application of Section 409A of the Code (e.g., a six-month delay in the commencement of severance pay, if necessary, if at the time of the Executive’s termination of employment he is a ‘‘specified employee,’’ as defined in Section 409A of the Code) shall be paid as soon as possible without causing the application of Section 409A.

5.     Protection of Confidential Information; Restrictive Covenants.

5.1    From the Effective Date, the Company will share with Executive confidential and trade secret information regarding not only the Company but also its subsidiaries and affiliates. In view of the fact that the Executive’s work for the Company will bring the Executive into close contact with many confidential affairs of the Company not readily available to the public, trade secret information and plans for future developments, the Executive agrees:

5.1.1    To keep and retain in the strictest confidence all confidential matters of the Company, including, without limitation, ‘‘know how’’, trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, other business affairs of the Company, and any information whatsoever concerning any director, officer, employee, shareholder, partner, customer or agent of the Company or their respective family members learned by the Executive heretofore or hereafter, and not to disclose them to anyone outside of the Company, either during or after the Executive’s employment with the Company, except in the course of performing the Executive’s duties hereunder or with the Company’s express written consent. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial; and

5.1.2    To deliver promptly to the Company on termination of the Executive’s employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof), including data stored in computer memories or on other media used for electronic storage or retrieval, relating to the Company’s business and all property associated therewith, which the Executive may then possess or have under the Executive’s control, and not retain any copies, notes or summaries.

5.2    In support of Executive’s commitments to maintain the confidentiality of the Company’s confidential and trade secret information, during (i) the Term, and (ii) for a period of two years following termination of the Executive’s employment for any reason, the Executive shall not in the United States and in any non-US jurisdiction where the Company may then do business: (a) directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of the Company or of any of its subsidiaries or affiliates; (b) engage in such business on the Executive’s own account; and the Executive shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; (c) directly or indirectly, solicit, encourage or cause any client, customer or supplier of the Company to cease doing business with the Company, or to reduce the amount of business such client, customer or supplier does with the Company or (d) directly or indirectly, solicit or encourage to cease to work with the Company, or directly or indirectly hire, any person who is an employee of or consultant then under contract with the Company or who was an employee of or consultant then under contract with the Company within the six month period preceding such activity without the Company’s written consent.

5.3    If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5.1 or 5.2 hereof, the Company shall have the following rights and remedies:

5.3.1    The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company;

5.3.2    The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of the preceding paragraph, and the Executive hereby agrees to account for and pay over such benefits to the Company. Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity; and

5.3.3    In addition to any other remedy which may be available (i) at law or in equity, or (ii) pursuant to any other provision of this Agreement, the payments by the Company of Base Salary and the regular premium for group health benefits pursuant to Section 4.4 will cease as of the date on which such violation first occurs. In addition, if the Executive breaches any of the covenants contained in Sections 5.1 and 5.2 and the Company obtains injunctive relief with respect thereto, the period during which the Executive is required to comply with that particular covenant shall be extended by the same period that the Executive was in breach of such covenant prior to the effective date of such injunctive relief.

5.4    If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, hereafter are held by a court to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to those portions found invalid.

5.5    If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

5.6    The Executive agrees (whether during or after the Executive’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or its affiliates or the officers, directors, managers, customers, partners, or shareholders of the Company or its affiliates unless giving truthful testimony under subpoena.

5.7    For purposes of this Section 5 only, the term ‘‘Company’’ includes the Company and its subsidiaries and affiliates.

6.     Inventions and Patents.

6.1    The Executive agrees that all processes, technologies and inventions (collectively, ‘‘Inventions’’), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company;

(b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive’s inventorship.

6.2    If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive’s employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.

6.3    The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

7.     Intellectual Property.

The Company shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

8.     Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:

Clarke American Corp.
10931 Laureate Dr.
San Antonio, TX 78249
Attn: Chief Executive Officer

If to the Executive, to:

Peter A. Fera, Jr.

9.     Governing Law; Dispute Resolution.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of laws provisions. Any controversy or claim arising out of or relating to Section 5 of this Agreement (or the breach thereof) shall be settled by a federal court located in Bexar County, Texas; additionally each of the parties hereto specifically waives any objection that it may otherwise have to the jurisdiction or venue of any such courts or that such courts are an inconvenient forum and acknowledges that service of process may be made by mailing a copy thereof in accordance with the provisions of Section 8. Any controversy or claim arising out of or related to any other provision of this Agreement shall be settled by final, binding and non-appealable arbitration in Bexar County, Texas by a single arbitrator. Subject to the following provisions, the arbitration shall be conducted in accordance with the applicable rules of JAMS then in effect. Any award entered by the arbitrator shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation (including reasonable attorneys’ fees and expenses) and shall share the fees of JAMS and the arbitrator, if applicable, equally.

10.    General.

10.1    JURY TRIAL WAIVER.    THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

10.2    Continuation of Employment.    Unless the parties otherwise agree in writing, continuation of the Executive’s employment with the Company beyond the expiration of the Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement, and Executive’s employment may thereafter be terminated ‘‘at will’’ by the Executive or the Company and Executive will be entitled to fringe benefits which the Executive is eligible to receive for so long as the Executive continues to be employed with the Company.

10.3    Headings.    The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.4    Entire Agreement.    This Agreement sets forth the entire agreement and understanding of the parties relating to the Executive’s employment by the Company, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the Executive’s employment by the Company including effective as of the Effective Date, the Original Employment Agreement, and the Executive’s offer letter dated April 26, 2005. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

10.5    Assignment.    This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of the business or assets of the Company; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

10.6    Waiver.    This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

11.    Subsidiaries and Affiliates.

11.1    As used herein, the term ‘‘subsidiary’’ shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term ‘‘affiliate’’ shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CLARKE AMERICAN CORP.

By:	/s/ Charles T. Dawson Name: Charles T. Dawson Title: President & CEO
/s/ Peter A. Fera, Jr. Peter A. Fera, Jr.